--------                                    U.S. SECURITIES AND EXCHANGE COMMISSION                      ---------------------------
 FORM 3                                               WASHINGTON, DC 20549                                       OMB APPROVAL
--------                                                                                                 ---------------------------
                                                                                                         OMB Number:       3235-0104
                                                                                                         Expires:  December 31, 2001
                                                                                                         Estimated average burden
                                                                                                         hours per response......0.5
                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              ---------------------------

                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                           of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or        6. If Amendment,
                                              Requiring Statement           Trading Symbol                      Date of Original
   Tennenbaum    Michael        E.            (Month/Day/Year)                                                  (Month/Day/Year)
----------------------------------------                                 Water Pik Technologies, Inc. (PIK)
     (Last)     (First)     (Middle)              1/3/01                 ----------------------------------  -----------------------
c/o Tennenbaum & Co., LLC                  ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
11100 Santa Monica Boulevard, Suite 210    3. IRS or Social Security        Person(s) to Issuer                 Group Filing (Check
----------------------------------------      Number of Reporting           (Check all applicable)              applicable line)
             (Street)                         Person (Voluntary)
                                                                               Director       X   10% Owner         Form filed by
Los Angeles       CA         90025         ----------------------------   -----             -----            -----  One Reporting
----------------------------------------                                                                            Person
  (City)        (State)      (Zip)                                              Officer           Other
                                                                          ----- (give title ----- (specify     X    Form filed by
                                                                                 below)            below)    -----  More than One
                                                                                                                    Reporting Person

                                                                          ----------------------------------

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                                         TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
   (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial Ownership
                                                (Instr. 4)                      Indirect (I)               (Instr. 4)
                                                                                (Instr. 5)
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   Common Stock                                     650,000                        (1)                          (1)
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   Common Stock                                   1,710,485                        (2)                          (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   Page 1
                                                                                                                     SEC 1473 (7-96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exercisable   3. Title and Amount of       4. Conversion   5. Ownership      6. Nature of
   (Instr. 4)                       and Expiration        Securities Underlying        or Exercise     Form of           Indirect
                                    Date (Month/          Derivative Security          Price of        Derivative        Beneficial
                                    Day/Year)             (Instr. 4)                   Derivative      Security:         Ownership
                                 -------------------------------------------------     Security        Direct (D)        (Instr. 5)
                                 Date       Expiration                   Amount or                     or Indirect(I)
                                 Exercis-   Date            Title        Number of                     (Instr. 5)
                                 able                                    Shares
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    None
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Explanation of Responses:
                                                                                  /s/ Michael E. Tennenbaum              1/11/01
(1) These shares are owned directly by Special Value Bond Fund, LLC and          -------------------------------    ----------------
    indirectly by (a) SVIM/MSM, LLC, as the managing member of Special Value     **Signature of Reporting Person          Date
    Bond Fund, LLC, (b) Special Value Investment Management, LLC, as an
    investment advisor to Special Value Bond Fund, LLC, (c) Tennenbaum & Co.,
    LLC, as the managing member of SVIM/MSM, LLC, and (d) Michael E. Tennenbaum, as the managing member of Tennenbaum & Co., LLC. Mr. Tennenbaum disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(2) These shares are owned directly by Special Value Bond Fund II, LLC and indirectly by (a) SVIM/MSM II, LLC, as the managing member of Special Value
    Bond Fund II, LLC, (b) Special Value Investment Management, LLC, as an investment advisor to Special Value Bond Fund II, LLC, (c) Tennenbaum & Co.,
    LLC, as the managing member of SVIM/MSM II, LLC, and (d) Michael E.
    Tennenbaum, as the managing member of Tennenbaum & Co., LLC. Mr. Tennenbaum disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form displays                                          SEC 1473 (7-96)
a currently valid OMB Number

                            Form 3 Continuation Sheet

                             Joint Filer Information


Name: Tennenbaum & Co., LLC

Address: 11100 Santa Monica Boulevard, Suite 210
         Los Angeles, CA  90025

Designated Filer: Michael E. Tennenbaum

Issuer and Ticker Symbol: Water Pik Technologies, Inc. (PIK)

Date of Event Requiring Statement: January 3, 2001

Signature: Tennenbaum & Co., LLC

           By: /s/ Michael E. Tennenbaum
               -------------------------------
                   Michael E. Tennenbaum,
                   its Managing Member

                            Form 3 Continuation Sheet

                             Joint Filer Information


Name: Special Value Bond Fund, LLC

Address: 11100 Santa Monica Boulevard, Suite 210
         Los Angeles, CA  90025

Designated Filer: Michael E. Tennenbaum

Issuer and Ticker Symbol: Water Pik Technologies, Inc. (PIK)

Date of Event Requiring Statement: January 3, 2001

Signature: Special Value Bond Fund, LLC

           By: SVIM/MSM, LLC,
               its Managing Member

               By: Tennenbaum & Co., LLC,
                   its Managing Member

                   By: /s/ Michael E. Tennenbaum
                       ----------------------------
                           Michael E. Tennenbaum,
                           its Managing Member

                            Form 3 Continuation Sheet

                             Joint Filer Information

Name: SVIM/MSM, LLC

Address: 11100 Santa Monica Boulevard, Suite 210
         Los Angeles, CA  90025

Designated Filer: Michael E. Tennenbaum

Issuer and Ticker Symbol: Water Pik Technologies, Inc. (PIK)

Date of Event Requiring Statement: January 3, 2001

Signature: SVIM/MSM, LLC

           By: Tennenbaum & Co., LLC,
               its Managing Member

               By: /s/ Michael E. Tennenbaum
                   -----------------------------
                       Michael E. Tennenbaum,
                       its Managing Member

                            Form 3 Continuation Sheet

                             Joint Filer Information


Name: Special Value Bond Fund II, LLC

Address: 11100 Santa Monica Boulevard, Suite 210
         Los Angeles, CA  90025

Designated Filer: Michael E. Tennenbaum

Issuer and Ticker Symbol: Water Pik Technologies, Inc. (PIK)

Date of Event Requiring Statement: January 3, 2001

Signature: Special Value Bond Fund II, LLC

           By: SVIM/MSM II, LLC,
               its Managing Member

               By: Tennenbaum & Co., LLC,
                   its Managing Member

                   By: /s/ Michael E. Tennenbaum
                       -----------------------------
                           Michael E. Tennenbaum,
                           its Managing Member

                            Form 3 Continuation Sheet

                             Joint Filer Information


Name: SVIM/MSM II, LLC

Address: 11100 Santa Monica Boulevard, Suite 210
         Los Angeles, CA  90025

Designated Filer: Michael E. Tennenbaum

Issuer and Ticker Symbol: Water Pik Technologies, Inc. (PIK)

Date of Event Requiring Statement: January 3, 2001

Signature: SVIM/MSM II, LLC

           By: Tennenbaum & Co., LLC,
               its Managing Member

               By: /s/ Michael E. Tennenbaum
                   ----------------------------
                       Michael E. Tennenbaum,
                       its Managing Member

                            Form 3 Continuation Sheet

                             Joint Filer Information


Name: Special Value Investment Management, LLC

Address: 11100 Santa Monica Boulevard, Suite 210
         Los Angeles, CA  90025

Designated Filer: Michael E. Tennenbaum

Issuer and Ticker Symbol: Water Pik Technologies, Inc. (PIK)

Date of Event Requiring Statement: January 3, 2001

Signature: Special Value Investment Management, LLC

           By: Tennenbaum & Co., LLC,
               its Managing Member

               By: /s/ Michael E. Tennenbaum
                   ------------------------------
                       Michael E. Tennenbaum,
                       its Managing Member